Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Midland, TX

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-147311, No. 333-110954, No. 333-160068, No. 333-160063 and No. 333-153874) and Form S-3 (No. 333-119502, No. 333-122687 and No. 333-161346) of Natural Gas Services Group, Inc. of our report dated March 10, 2011, relating to the financial statements and the effectiveness of Natural Gas Services Group, Inc.’s internal control over financial reporting appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

/s/ BDO USA, LLP

Houston, TX
March 10, 2011